Exhibit 5.4

Baker & McKenzie Advokatbyrå KB Vasagatan 7 P.O. Box 180 SE-101 23 Stockholm Tel: +46 8 566 177 00 Fax: +46 8 566 177 99 stockholm@bakermckenzie.com www.bakermckenzie.com

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Washington, DC

Stockholm December 5, 2012

To:

AAR CORP.

1100 North Wood Dale Road

Wood Dale, Illinois 60191

(the “Addressee”)

Dear Ladies and Gentlemen:

We have acted as special counsel to Telair International AB, a company incorporated under the laws of Sweden (the “Guarantor”) and an indirect subsidiary of AAR CORP., a Delaware corporation (the “Parent”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $175 million of the Parent’s 7-1/4% Senior Notes due 2022 (the “Exchange Notes”) and related subsidiary guarantees to be issued pursuant to an Indenture, dated as of January 23, 2012 and supplemented by a First Supplemental Indenture thereto dated as of November 30, 2012 (the “Supplemental Indenture”) (as so supplemented, the “Indenture”) by and among the Company, the Guarantors signatory thereto (including the Guarantor) and U.S. Bank, National Association, as Trustee (the “Trustee”).  The Exchange Notes will be offered in exchange for the Parent’s outstanding 7-1/4% Senior Notes due 2022 issued in an exempt offering pursuant to Rule 144A of the Securities Act on January 23, 2012 (the “Exchange Offer”).  This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”), being filed by the Parent and certain of its subsidiaries (including the Guarantor) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

A.                Basis of Opinion

For the purpose of this opinion we have examined the following documents:

1.                   an electronic copy of the executed Supplemental Indenture;

2.                  an electronic copy of the executed Indenture;

Baker & McKenzie Advokatbyrå KB is a member of Baker & McKenzie International, a Swiss Verein.

3.                  the Registration Statement;

4.                  a certificate of registration (Sw. registreringsbevis) for the Guarantor by the Swedish Companies Registration Office (.Sw. Bolagsverket), dated December 5, 2012 as at 10.00 am, showing relevant entries in the Swedish Company Register (Sw. aktiebolagsregistret) (the “Registration Certificate”);

5.                  the articles of association (Sw. bolagsordning) for the Guarantor adopted on 28 May 2012; and

6.                  a copy of the minutes from a board meeting held by the Guarantor dated November 30, 2012 (the “Board Minutes”);

The documents referred to above in paragraphs 1 – 2 are herein collectively referred to as the “Agreements” and each as an “Agreement”.

As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In addition, we have examined such other agreements, documents and records as we have deemed necessary or appropriate for the purpose of rendering this opinion.

B.                Assumptions

In rendering this opinion we have assumed, without independent investigation, the following:

1.                  that the Indenture has been duly authorised and executed by or on behalf of each of the parties thereto (other than the Guarantor) and is valid and binding on, and enforceable against each of the parties thereto (other than the Guarantor) and that the performance of the transactions contemplated by the Indenture is within the capacity and powers of each of them (other than the Guarantor);

2.                 that all necessary consents, authorisations and approvals required in any relevant jurisdiction (other than Sweden) for the execution and performance of the transactions contemplated by the Agreements and the Registration Statement by each of the parties thereto have been, or will be, obtained and that all necessary notices, filings, registrations and recordings required in any applicable jurisdiction (other than Sweden) in respect of the Agreements and the Registration Statement have been, or will be, given or effected in accordance with the laws and regulations of every such applicable jurisdiction;

3.                  that all parties to the Indenture (other than the Guarantor) have been duly incorporated and are validly existing under their laws of the relevant jurisdiction;

4.                  the genuineness of all signatures on all documents and the completeness and the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and the accuracy and veracity of all such original documents;

5.                  that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention;

6.                  the accuracy and completeness of all matters of fact in the certificates, records, agreements, instruments and documents that we have examined of any other information set out in public registers or that has otherwise been supplied or disclosed to us;

7.                  that the obligations under the Agreements are and will be observed and performed by the parties to them in accordance with their terms; and that the execution, implementation or performance of the Agreements will not contravene any other contractual arrangements of the parties that may have an impact on the validity or enforceability of the Agreements;

8.                  that the Agreements have been entered into for bona fide commercial reasons and on arm’s-length terms by each of the parties thereto;

9.                  that all agreements or documents which are governed by the laws of any jurisdiction other than Sweden are under such laws legal, valid, binding and enforceable according to the terms and conditions of the agreements or document; and that there is no provision of the law of any jurisdiction, other than Sweden, which would have any implication in relation to the opinions expressed herein;

10.           that the guarantee provided by the Guarantor under the Indenture constitutes a duly created and valid security or security in favour of the secured parties under any laws other than Swedish law, enforceable against the Guarantor in any other jurisdiction than Sweden;

11.           that the Exchange Notes will be issued as described in the Registration Statement;

12.           that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added;

13.           that the Indenture (including the Supplemental Indenture) and the Exchange Notes comply with applicable provisions of the laws of the State of New York;

14.           that the Guarantor has its centre of main interest (as defined in Council Regulation (EC) No 1346/2000 of 29 May 2000) in Sweden;

15.           except as registered in the Swedish Company Register kept by the Swedish Companies Registration Office, that the Guarantor has not taken any corporate action nor have any steps been taken or legal proceedings been initiated against the Guarantor for insolvency, bankruptcy, liquidation, winding-up, dissolution, re-organization, rehabilitation, administration or any other similar proceedings or for the appointment of a liquidator, receiver or administrative receiver, or an administrator, trustee or similar officer of the Guarantor or of any or all of its respective assets; and

16.           that the copies produced to us of minutes of meetings and/or resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record; and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copies were duly passed.

C.                Opinion

Based on the foregoing assumptions and subject to the qualifications below, we are of the opinion that with respect to Swedish law:

1.                  The Guarantor is duly incorporated and is validly existing under the laws of Sweden as a private limited liability company with full power, authority and legal right to carry on business and to own property;

2.                  The Supplemental Indenture has been duly authorized, executed and delivered by the Guarantor.

3.                  When (A) the Registration Statement has been declared effective, and (B) the Exchange Notes have been duly executed by the Parent and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement, the Note Guarantee of the Exchange Notes by the Guarantor (pursuant to, and as defined in, the Indenture) will constitute a legal, valid and binding obligation of the Guarantor, enforceable against such Guarantor in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally.

D.                Qualifications

This opinion is subject to the following additional qualifications:

1.                  Pursuant to the Swedish Contracts Act 1915 (as amended) and general equitable principles of the law of contract and obligations, a contract term may be modified or set aside if it is adjudged to be unreasonable. Where any party to an agreement is vested with a discretion or may determine a matter in its opinion or at its discretion, Swedish law may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds and a provision that a certain determination is conclusive and binding will not serve to prevent or preclude judicial enquiry into the merits of any claim by an aggrieved party;

2.                  Provisions in an agreement specifying that provisions thereof may only be amended or waived in writing may not be enforceable to the extent that an oral agreement or implied agreement in trade practice or course of conduct has been created modifying provisions of the agreement;

3.                  The term ‘enforceable’ when used herein means that the relevant obligation is of a type which Swedish courts would uphold; it does not mean that such an obligation will necessarily be enforced in all respects in accordance with its terms; in particular, the availability in Swedish courts or from arbitral tribunals sitting in, or applying the procedural laws of, Sweden of certain remedies (such as injunction and specific performance) may be restricted under the laws of Sweden, and are at the discretion of the courts or such arbitral tribunals;

4.                  Any provision in the Agreements which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party or any person may be ineffective; and any provision of the Agreements stating that a failure or delay on the part of any party in exercising any right or remedy under the Agreements shall not operate as a waiver of such right or remedy may be ineffective;

5.                  Enforcement in Sweden of the right of a party under the Agreements may be limited by general time bar provisions;

6.                 Swedish law permits the introduction of evidence extrinsic to an agreement to modify the terms or the interpretation of the agreement;

7.                  It is not established by judicial precedent or otherwise by law that a power of attorney can be made irrevocable and it is therefore submitted that any power of attorney can be revoked and that they will terminate by operation of law and without notice at the bankruptcy or temporal demise of the party giving such powers;

8.                  The right to recover damages for breach of contract or in delict or tort may be limited to the extent the aggrieved party could have avoided or mitigated damages by reasonable efforts;

9.                  To the extent that an undertaking of the Guarantor, such as the provision of security or a guarantee or the assumption of joint and several liability for payments with other companies, would constitute a distribution of assets (Sw. värdeöverföring) to another party and such distribution exceeds the distributable reserves of the Guarantor at the time when the undertaking is given, the validity of such undertaking is subject to the condition that sufficient corporate benefit accrues to the Guarantor or that the Guarantor receives consideration on market terms for its undertaking;

10.           Chapter 21, Section 1 and 3 of the Swedish Companies Act 2005 prohibit the Guarantor from providing security (including guarantees) with respect to the obligations of a shareholder, or other related persons as described in the aforementioned provisions of the Companies Act, or a legal person over whose activities such related person has a decisive influence; exemptions to this prohibition are inter alia (i) if the security is provided for the benefit of a parent or sister company domiciled in the European Economic Area (“EEA”) or (ii) if the person for whose benefit the security is provided operates a business and the security is given only for business reasons and is intended solely for the beneficiary’s business;

11.           Chapter 21, Section 5 of the Swedish Companies Act 2005 prohibits a limited liability company incorporated under the laws of Sweden from granting an advance, providing loans or providing security (including guarantees) for loans in order for that the debtor or other related persons as described in the aforementioned provisions of the Companies Act shall acquire shares in such company or any parent company in the same group as such company;

12.           Property purported to be held on trust will form part of the trustee’s bankruptcy estate, in case of the trustee’s bankruptcy, and the beneficiaries under a trust will be treated as unsecured creditors with respect to their rights to the purported trust property, unless they have a valid and perfected security over such property;

13.           The enforcement of any agreement, guarantee or instrument may be limited by bankruptcy, insolvency, liquidation, reorganisation, limitation, moratorium and other laws of general application regarding or affecting the rights of creditors generally and general equitable principles;

14.           Under Swedish law, an administrator-in-bankruptcy will not necessarily be obliged to respect the appointment of any agent as authorised representative of any of the parties to the Agreements in certain instances and to that effect the Agreements may not be enforceable to the extent that the Agreements  purport to appoint any agent with such effect;

15.           The availability in Swedish courts or from arbitral tribunals of certain remedies, such as injunction and specific performance, may be restricted under Swedish law, and are at the discretion of the courts or arbitral tribunals. Moreover, Swedish courts or arbitral tribunals may award judgments or give awards in currencies other than the local currency but the judgment debtor has the right under Swedish law to pay the judgment debt, even though denominated in a foreign currency, in the local currency at the rate of exchange prevailing at the date of payment (however, the judgment creditor may, subject to availability of the foreign currency, convert such local currency into the foreign currency after payment and remove such foreign currency from Sweden);

16.           The recognition of the laws of jurisdictions other than Sweden by Swedish courts or enforcement authorities does not include those laws which such courts or authorities consider (i) to be procedural in nature, (ii) to be revenue or penal laws, (iii) to involve the exercise of sovereign powers or powers of public or administrative law, (iv) the application of which would (A) amount to an attempt to circumvent Swedish conflict of laws rules, (B) lead to or entail a contravention of mandatory Swedish law, or (C) be inconsistent with public policy, as such term is interpreted under Swedish law; and such courts or authorities may require proof of the relevant provisions of those laws;

17.           In an insolvency proceeding to which Council Regulation (EC) No 1346/2000 of 29 May 2000 is applicable, Swedish law may not determine the rules relating to the voidness, voidability or unenforceability of legal acts detrimental to all creditors;

18.           Any legal proceedings in Sweden will be conducted in Swedish and the court or enforcement authority in Sweden may require, as a further condition to admissibility and/or enforceability, the translation into Swedish of any relevant documents and assistance from Swedish authorities in the service of process in connection with foreign proceedings might require the observance of certain procedural and other regulations;

19.           Provisions in the Agreements to the effect that one party may terminate an agreement or otherwise act to the detriment of another party in case of bankruptcy of such other party could be held to contravene the Swedish Bankruptcy Act 1987 (as amended) or otherwise the principles of the bankruptcy or insolvency laws of Sweden; and, if so held, may be refused enforcement in the courts of Sweden or arbitral tribunals sitting in, or applying the procedural laws of Sweden; and where a party has a right to rescind a contract on the grounds of a delay in payments or in performance of any other obligations that party will be restricted in the exercise of that right upon the commencement of company reconstruction proceedings in respect of the defaulting party under the Companies Reconstruction Act 1996 (as amended);

20.           Any transfer, payment or other action or measure in respect of the Agreements involving (a) the government of any country or state which is currently the subject of the United Nations or European Union sanctions (or both); (b) any person or body resident in, incorporated in or constituted under the laws of any such country or state or exercising public functions in or of any such country or state; or (c) any person or body acting from or through or in any such country or state; or (d) any person or body controlled by any of the foregoing or by any person acting on behalf of any of the foregoing, may be subject to restrictions (including complete incapacity or complete lack of authority) pursuant to such sanctions as implemented in the laws of Sweden;

21.           In proceedings before a court of Sweden or an arbitral tribunal sitting in, or applying the procedural laws of, Sweden, Swedish procedural law will apply; and

22.           A Swedish court or an arbitral tribunal sitting in Sweden or applying Swedish procedural law may reject the right to take proceedings in Sweden, if proceedings which have led to or may lead to a judgment or arbitral award which is enforceable in Sweden, have already been taken or initiated in or outside Sweden in another court of competent jurisdiction or arbitral tribunal sitting in Sweden or applying Swedish procedural law and which has been seized of the matter.

E.                Restrictions

1.                  This opinion is given only for the benefit of the Addressee and the purchasers of the Exchange Notes in connection with the Agreements and the Registration Statement. It may not be used or relied upon by any other person or entity without our prior written consent or used for any other purpose and its content and existence shall not be disclosed without our prior written consent.

2.                  We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

3.                  This opinion (i) is confined to and is given on the basis of Swedish law and practice as they exist at the date hereof and we have made no investigation of the laws or practices of any jurisdiction other than Sweden as a basis for the opinions expressed hereinabove and do not express or imply any opinions thereon; (ii) is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the various agreements or documents referred to herein or the transactions contemplated by such agreements or documents; and (iii) is given solely for the purposes of the transactions to which the Agreements relate and we assume no obligation to advise you of any changes in the foregoing subsequently to the date set forth at the beginning of this opinion and this opinion speaks only as of such date.

4.                  This opinion is rendered in Sweden and shall be governed by and construed in accordance with Swedish law.

5.                  This opinion is given only by Baker & McKenzie Advokatbyrå KB, a Swedish limited partnership, and not by or on behalf of Baker & McKenzie International (a Swiss verein) or any other member or associated firm thereof. In this opinion the expressions ‘we’, ‘us’, ‘our’ and like expressions should be construed accordingly.

Yours sincerely,

Baker & McKenzie Advokatbyrå KB

/s/ Cecilia Bjelle	/s/ Carl Svernlöv
Cecilia Bjelle	Carl Svernlöv